Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is entered into by and between Navidea Biopharmaceuticals, Inc. a Delaware corporation (the “Employer”), and Jed A. Latkin (the “Employee”). The Employer and the Employee are collectively referred to as the “Parties.”

RECITALS

WHEREAS, Employer and Employee believes that it is in the best interests of both Parties to separate the employment relationship in an amicable manner; and

WHEREAS, the Parties wish to settle their mutual rights and obligations arising from such separation of employment subject to the terms and conditions as hereinafter set forth; and

WHEREAS, the Parties agree and acknowledge that Employee received a copy of this Agreement on November 23, 2021.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, including, without limitation, the payments and benefits specified in Paragraph 3 and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.          Last Day of Employment. The Employee’s last day of employment with the Employer was October 24, 2021 (the “Separation Date”). After the Separation Date, the Employee will not represent himself as being an employee, officer, agent, or representative of the Employer for any purpose. Effective as of the Separation Date, Employee shall be deemed to have resigned as a member of the Board of Directors for Employer. Except as otherwise set forth in this Agreement, the Separation Date is the employment termination date for the Employee for all purposes, meaning the Employee is not entitled to any further compensation, monies, or other benefits from the Employer, including coverage under any benefit plans or programs sponsored by the Employer, as of the Separation Date.

2.            Return of Property.

(a)    Employee. Within fourteen calendar days following the Separation Date, the Employee must return all Employer property, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, and any other Employer property in the Employee's possession. Employee further acknowledges and agrees that Employee no longer has access to and does not claim ownership of any of Employer's cloud storage or social media accounts.

(b)    Employer. Employer acknowledges and agrees it has permanently erased all data from Employee’s Mac Book Pro 16 (“Laptop”) and returned it to Employee. Employee acknowledges and agrees that he has received the Laptop from Employer.

3.            Consideration. As consideration for and subject to the Employee's execution of, non-revocation of, and compliance with this Agreement, including the Employee's waiver and release of claims in Paragraph 6, the Employer agrees to provide the following benefits to which the Employee is not otherwise entitled:

(a)    Continued payment of Employee's base salary in accordance with the Employer's regular payroll practices, less all relevant taxes and other withholdings, on the following basis: (i) for a period of 12 months starting on the first regular payroll date following the Effective Date (defined below) employee shall receive 100% of Employee’s base salary, minus twenty-four thousand dollars and zero cents ($24,000.00), which shall be deducted from the salary continuation payments made over the initial 12-month period on a pro rata basis and (ii) for a period of 10 months following the expiration of the 12-month period under Paragraph 3(a)(i), Employee shall receive 50% of Employee’s base salary. The first installment payment shall include all amounts that would otherwise have been paid to the Employee during the period beginning on the Separation Date and ending on the first payment date. Notwithstanding the foregoing, no payment shall be made or begin before the Effective Date of this Agreement.

(b)    Employee shall receive additional consideration as set forth in Schedule A, subject to Employee’s timely execution of the Agreement and non-revocation of the Agreement pursuant to Paragraph 6(b)(vi).

(c)    On the Effective Date, each of Employee’s outstanding options to acquire shares of common stock of the Company that is unvested as of the Separation Date shall become vested and exercisable with respect to 100% of the shares of common stock of the Employer subject thereto, any restrictions on such options shall fully lapse, and such options may be exercised by Employee on or before the earlier of the fifth (5th) anniversary of the Separation Date and the original expiration date of such option. Each of Employee’s outstanding options to acquire shares of common stock of the Employer that is vested and exercisable as of the Separation Date may be exercised by Employee on or before the earlier of the fifth (5th) anniversary of the Separation Date and the expiration date of such option. Any of the foregoing options that Employee fails to exercise on or before the earlier of the fifth (5th) anniversary of the Separation Date and the expiration date of such option will expire and be forfeited at such time without consideration.

(d)    On the Effective Date, each of the outstanding restricted stock units previously granted to you by the Employer that is unvested as of the Separation Date shall become vested with respect to 100% of the shares of common stock of the Employer subject thereto and any restrictions on such restricted stock units shall fully lapse, and all of such restricted stock units shall be settled within thirty (30) following the Separation Date, less applicable withholdings, in accordance with the provisions of the Employer’s 2014 Stock Incentive Plan, as amended and restated, and the applicable restricted stock unit agreement. Employee and Employer agree that Employer shall withhold shares in an amount necessary to cover Employee’s tax withholding obligations.

(e)    Employer shall pay Employee’s attorney fees, remitting to Employee’s attorney, Herzberg Law Group, a lump sum payment in the net amount of twenty-four thousand dollars and zero cents ($24,000.00) within fourteen (14) days of the Effective Date of this Agreement. Employer shall provide Herzberg Law Group with the appropriate tax documents for this payment, as and when required by law. The twenty-four thousand dollars and zero cents ($24,000.00), is in full satisfaction of any claim Employee may have for attorneys’ fees or costs.

(f)    The Employee understands, acknowledges, and agrees that these benefits exceed what the Employee is otherwise entitled to receive on separation from employment, and that these benefits are being given as consideration in exchange for executing this Agreement, including the general release contained in it. If Employee fails to timely execute the Agreement or revokes the Agreement pursuant to Paragraph 6(b)(vi), the Agreement shall be invalid and no consideration shall be owed or paid. The Employee further acknowledges that the Employee is not entitled to any additional payment or consideration not specifically referenced in this Agreement.

4.          Accrued Benefits. Employee will be entitled to receive the following accrued benefits on or after Employee’s Separation Date, irrespective of Employee’s decision to sign the Agreement: Unreimbursed business expenses, consistent with Employer policy, including reimbursement for airline tickets and other expenses associated with Employee’s planned trips to Germany and Los Angeles, incurred by Employee prior to his Separation Date for business travel scheduled to occur after his Separation Date, .

5.             Employee Representations. The Employee specifically represents, warrants, and confirms that the Employee:

(a)    has not filed any claims, complaints, or actions of any kind against the Employer with any federal, state, or local court or government or administrative agency, however nothing in this Agreement is intended to impair Employee’s rights under whistleblower laws or cause Employee to disclose Employee’s participation in any governmental whistleblower program or any whistleblowing statute(s) or regulation(s) allowing for anonymity;

(b)    has received all salary, wages, commissions, bonuses, vacation pay, and other compensation due to the Employee, with the exception of those amounts payable as consideration under the terms of this Agreement;

(c)    has no known workplace injuries or occupational diseases;

(d)    has not engaged in any unlawful conduct relating to the business of the Employer; and

              (e)    understands Employee’s rights to make truthful statements or disclosures required by law, regulation, or legal process and to request or receive confidential legal advice, and nothing in the Agreement or this Supplemental Release shall be deemed to impair those rights.

6.             Release, Claims Not Released and Related Provisions.

(a)    General Release of All Claims. Employee, on Employee’s own behalf and on behalf of Employee’s heirs, executors, administrators, successors, and assigns knowingly and voluntarily release and forever discharges Employer, its direct and indirect parent corporations, affiliates, subsidiaries, divisions, predecessors, insurers, reinsurers, professional employment organizations, representatives, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries, both individually and in their business capacities (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the Employee has or may have against Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of the following, as amended:

●	Title VII of the Civil Rights Act of 1964;
●	Sections 1981 through 1988 of Title 42 of the United States Code;
●	The Employee Retirement Income Security Act of 1974 (“ERISA”);
●	The Internal Revenue Code of 1986;
●	The Immigration Reform and Control Act;
●	The Americans with Disabilities Act of 1990;
●	The Worker Adjustment and Retraining Notification Act;
●	The Fair Credit Reporting Act;
●	The Family and Medical Leave Act;
●	The Equal Pay Act;
●	The Genetic Information Nondiscrimination Act of 2008;
●	The Uniformed Services Employment and Reemployment Rights Act of 1994 (USERRA);
●	Executive Order 11246, The Rehabilitation Act, and The Vietnam Era Veterans’ Readjustment Assistance Act (VEVRAA);
●	the Ohio Civil Rights Act (OCRA);
●	the Ohio Equal Pay Statute;
●	the Ohio Wage Payment Anti-Retaliation Statute;
●	the Ohio Whistleblower's Protection Act; and
●	the Ohio Workers' Compensation Anti-Retaliation Statute,
●	any other federal, state or local law, rule, regulation, or ordinance
●	any public policy, contract, tort, or common law;
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any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation, PTO, and severance that may be legally waived and released;

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any and all claims for monetary or equitable relief, including but not limited to attorneys' fees, back pay, front pay, reinstatement, experts' fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties; and

(b)         Release of ADEA Claims. In further consideration of the payments and benefits provided to the Employee in this Agreement, the Employee hereby irrevocably and unconditionally fully and forever waive, release, and discharge the Releasees from any and all Claims, whether known or unknown, from the beginning of time through the date of the Employee's execution of this Agreement arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Agreement, the Employee hereby acknowledges and confirms that:

(i)     the Employee has read this Agreement in its entirety and understands all of its terms;

(ii)    by this Agreement, the Employee has been advised in writing to consult with an attorney of the Employee's choosing before signing this Agreement;

(iii)   the Employee knowingly, freely, and voluntarily agrees to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it;

(iv)   the Employee is signing this Agreement, including the general release, in exchange for good and valuable consideration in addition to anything of value to which the Employee is otherwise entitled;

(v)    the Employee was given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of the Employee's choice, although the Employee may sign it sooner if desired and changes to this Agreement, whether material or immaterial, do not restart the running of the 21 day period;

(vi)   the Employee understands that the Employee has seven (7) days after signing this Agreement to revoke the release in this paragraph by delivering written notice of revocation to Chair of the Board of Directors, 4995 Bradenton Avenue, Suite 240, Dublin, Ohio 43017-3552 at the Employer, before the end of this seven-day period; and

(vii)   the Employee understands that the release contained in this paragraph does not apply to rights and claims that may arise after the Employee signs this Agreement.

(c)          Employer Release of Employee. In exchange for the Employee’s waiver and release of claims against the Releasees, and non-revocation of any portion of that release, the Employer expressly waives and releases any and all claims against the Employee that may be waived and released by law, with the exception of claims arising out of or attributable to: (i) events, acts, or omissions taking place after the Parties' execution of the Agreement; (ii) the Employee's breach of any terms and conditions of the Agreement and/or the continuing obligations set forth in Paragraph 8; and (iii) the Employee's criminal activities, fraud, embezzlement, or acts of material dishonesty occurring during the Employee's employment with the Employer. Employer represents that Employer’s Officers and Directors are not currently aware of any claim against Employee.

(d)         Claims Not Released. Employee is not waiving any rights Employee may have to: (i) Employee’s own vested or accrued employee benefits under Employer’s qualified retirement benefit plans as of the Separation Date, including any 2021 401(k) match required under the terms of Employer’s 401(k) plan; (ii) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (iii) pursue claims which by law cannot be waived by signing this Agreement; and (iv) enforce this Agreement.

(e)         Governmental Agencies. Nothing in this Agreement prohibits, prevents, or otherwise limits Employee from filing a charge or complaint with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency (e.g., EEOC, NLRB, SEC) or in any legislative or judicial proceeding nor does anything in this Agreement preclude, prohibit or otherwise limit, in any way, Employee’s rights and abilities to contact, communicate with or report unlawful conduct to federal, state, or local officials for investigation or participate in any whistleblower program administered by any such agencies. However, to the maximum extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

(f)         Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Employer or any other Releasee identified in this Agreement is a party.

7.          Effective Date. This Agreement shall not become effective until the eighth (8th) day after the Employee signs, without revoking, this Agreement (“Effective Date”). No payments due to the Employee under this Agreement shall be made or begin before the Effective Date.

8.           Continuing Obligations.  Employee acknowledges and affirms Employee’s continuing obligations under the Employment Agreement signed by Employee on July 27, 2020 (“Employment Agreement”) and the Proprietary Information Agreement signed by Employee on March 9, 2021 (the “PI Agreement”), including Employee’s Covenants and Agreements set forth in Employment Agreement Sections 3(E), 3(F), 5, 6, and 15 and the PI Agreement in its entirety.

9.          Cooperation. The Parties agree that certain matters in which the Employee has been involved during the Employee's employment may need the Employee's cooperation with the Employer in the future. Accordingly, to the extent reasonably requested by the Employer, the Employee shall cooperate with the Employer regarding matters arising out of or related to the Employee's service to the Employer, provided that the Employer shall make reasonable efforts to minimize disruption of the Employee's other activities. The Employer shall reimburse the Employee for reasonable expenses incurred in connection with this cooperation. For purposes of assistance provided in any litigation related to CRG or Michael M. Goldberg, M.D. (“Goldberg”) Employer shall pay Employee two-hundred and fifty dollars ($250) per hour, up to a maximum of twenty-five thousand dollars ($25,000) for each of CRG and Goldberg.

Employee shall also render assistance to Employer in the form of entering into a cooperation agreement or similar arrangement with Platinum Partners Value Arbitrage Fund L.P. through which he shall assist in settlement between Employer and Platinum-Montaur Life Sciences LLC of the presently pending litigation against Employer.

Failure by Employee to cooperate under this Paragraph 9 shall be considered a breach of this Agreement.

10.         Mutual Non-Disparagement. The Employee agrees and covenants that the Employee shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, maliciously false, or disparaging remarks, comments, or statements concerning the Employer or its businesses, or any of its employees, officers, or directors and Employer’s existing and prospective customers, suppliers, investors, and other associated third parties, now or in the future. Employer agrees to instruct its Officers and Directors in the applicable role at the time of Employee’s Separation Date not to make any defamatory, maliciously false, or disparaging remarks, comments, or statements about Employee. Nothing in this Paragraph 10 shall in any way restrict or impede the Employee from exercising protected rights, to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

11.        Remedies. In the event of a breach or threatened breach by the Employee of any provision of this Agreement, Employee hereby consents and agrees that money damages would not afford an adequate remedy and that Employer shall be entitled to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available relief.

In the event the Employee fails to comply with any of the terms of this Agreement or continuing obligations contained in it or the previously signed Employment Agreement or PI Agreement, the Employer may, in addition to any other available remedies, reclaim any amounts paid to the Employee under the provisions of this Agreement and terminate any benefits or payments that are later due under this Agreement, without waiving the releases provided in it.

12.        Acknowledgements Concerning Taxation. Employee agrees and acknowledges that neither Employer nor its attorneys have made any express or implicit representations with respect to the tax implications of any separation payment made herein. Employee understands and agrees that he is solely responsible for any taxes, interest and/or penalties that result from any payment made under this Agreement and Employee shall indemnify, defend and hold the Employer harmless for any taxes, interest and/or penalties that result from payments made under this Agreement.

13.        Successors and Assigns.  The Employer may freely assign this Agreement at any time. This Agreement shall inure to the benefit of the Employer and its successors and assigns. The Employee may not assign this Agreement in whole or in part. Any purported assignment by the Employee shall be null and void from the initial date of the purported assignment.

14.       Arbitration. The Parties agree that any dispute, controversy, or claim arising out of or related to the Employee's employment with the Employer, termination of employment, and this Agreement, or any alleged breach of this Agreement shall be settled exclusively by arbitration in Dublin. Ohio in accordance with non-union employment arbitration rules of the American Arbitration Association (“AAA”) then in effect. If specific non-union employment dispute rules are not in effect, then AAA commercial arbitration rules shall govern the dispute. If the amount claimed exceeds $500,000, the arbitration shall be before a panel of three arbitrators. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

15.      Entire Agreement. This Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties, except for intellectual property, confidentiality or restrictive covenant agreements, including but not limited to the Employment Agreement and PI Agreement, which shall remain in full force and effect according to their terms. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement, except for those set forth in this Agreement. In the event of any inconsistency between this Agreement and any other agreement between the Employee and the Employer, the statements in this Agreement shall control.

16.         Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, or enforceable only if modified, such finding shall not affect the validity of the remainder of this Agreement, which shall remain in full force and effect and continue to be binding on the Parties.

17.         Interpretation. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph. Moreover, this Agreement shall not be construed against either Party as the author or drafter of the Agreement.

18.         Counterparts. The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of this Agreement by facsimile, email in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document has the same effect as delivery of an executed original of this Agreement.

19.        No Admission of Liability. Nothing in this Agreement shall be construed as an admission by the Employer of any wrongdoing, liability, or noncompliance with any federal, state, city, or local rule, ordinance, statute, common law, or other legal obligation. The Employer specifically disclaims and denies any wrongdoing or liability to Employee.

20.        Attorneys' Fees and Costs. In the event of litigation arising from a breach of this Agreement or the continuing obligations referenced herein, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs from the non-prevailing party, to the extent such recovery is authorized by law.

21.        Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, Employer makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Employer be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

Notwithstanding any other provision of this Agreement to the contrary, if at the time of the Employee’s Separation Date, (i) the Employee is a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Employer from time to time), and (ii) the Employer makes a good faith determination that an amount payable on account of such separation from service to the Employee constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A (the “Delay Period”), then the Employer will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period (or upon the Employee’s death, if earlier), together with interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the dates the payments should otherwise have been provided. To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A, the Employee shall pay the cost of such benefit during the Delay Period, and the Employer shall reimburse the Employee, to the extent that such costs would otherwise have been paid by the Employer or to the extent that such benefits would otherwise have been provided by the Employer at no cost to the Employee, the Employer’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Employer in accordance with the procedures specified herein.

EMPLOYEE IS ADVISED THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT. EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EMPLOYEE’S SIGNING OF THIS AGREEMENT.

EMPLOYEE MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY ON WHICH EMPLOYEE SIGNS OR ENTERS INTO THIS AGREEMENT AND THE AGREEMENT IS NOT ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO CHAIR OF THE BOARD OF DIRECTORS, 4995 BRADENTON AVENUE, SUITE 240, DUBLIN, OHIO 43017-3552. THE REVOCATION MUST BE RECEIVED WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS OR ENTERS INTO THIS AGREEMENT.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES THROUGH THE DATE OF EXECUTION.

[SIGNATURE PAGE FOLLOWS]

The Parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

Navidea Biopharmaceuticals, Inc
By /s/ Michael Rosol Name: Michael Rosol Title: CMO Date: 11/23/21
EMPLOYEE – Jed A. Latkin
Signature: /s/ Jed A. Latkin Print Name: Jed A. Latkin Date: November 23, 2021